EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
May 23, 2012	fcooper@tollbrothersinc.com
Joseph R. Sicree (215) 938-8045
jsicree@tollbrothersinc.com

TOLL BROTHERS REPORTS FY 2012 2ND QTR AND 6 MONTH RESULTS

Horsham, PA, May 23, 2012 -- Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation's leading builder of luxury homes, today announced results for earnings, revenues, contracts and backlog for its second quarter and first six months ended April 30, 2012.

The Company reported FY 2012 second-quarter net income of $16.9 million, or $0.10 per share, compared to a FY 2011 second-quarter net loss of $20.8 million, or $0.12 per share.  FY 2012's second quarter included a net tax benefit of $1.2 million, compared to a net tax benefit of $10.7 million in FY 2011's second quarter.

FY 2012's second-quarter results included $2.0 million of pre-tax inventory write-downs and a $1.6 million recovery of prior joint venture impairments, compared to FY 2011's second quarter pre-tax write-downs and joint venture impairments totaling $32.5 million.  Excluding write-downs and joint venture impairments and recoveries, FY 2012's second-quarter pre-tax income was $16.1 million, compared to pre-tax income of $1.0 million in FY 2011's second quarter.

FY 2012's second-quarter revenues and home building deliveries of $373.7 million and 671 units rose 17% in dollars and 14% in units, compared to FY 2011's second-quarter revenues of $319.7 million and 591 units.

FY 2012's second-quarter net signed contracts of $754.7 million and 1,290 units rose 51% in dollars and 47% in units, compared to FY 2011's second-quarter net signed contracts of $500.9 million and 879 units. The average price of FY 2012's second-quarter net signed contracts was $585,000. On a per-community basis, FY 2012's second-quarter net signed contracts of 5.61 units per community were the highest for any second quarter since FY 2006.

FY 2012's second-quarter-end backlog of $1.50 billion, or 2,403 units, increased 49% in dollars and 37% in units, compared to FY 2011's second-quarter-end backlog of $1.01 billion and 1,760 units. The average price of units in FY 2012's second-quarter-end backlog was $624,000: The number was outsized due to 20 condo units in backlog averaging $3.8 million from the Touraine, which is under construction on Manhattan's Upper East Side.

For FY 2012's six-month period, the Company reported net income of $14.1 million, or $0.08 per share, compared to FY 2011's six-month period net loss of $17.4 million, or $0.10 per share. FY 2012's six-month period included

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$10.1 million of pre-tax inventory write-downs and a $1.6 million recovery of prior joint venture impairments, compared to $57.6 million of inventory write-downs and joint venture impairments in FY 2011's comparable period.  FY 2012's six-month period included a net tax benefit of $4.8 million, compared to a net tax benefit of $31.2 million in FY 2011's six-month period. Excluding write-downs and joint venture recoveries, FY 2012's six-month pre-tax income was $17.8 million, compared to FY 2011's six-month pre-tax income, excluding write-downs and impairments, of $9.1 million.

For FY 2012's first six months, home building revenues of $695.6 million and 1,235 units increased 6% in both dollars and units, compared to FY 2011's same-period results of $653.8 million and 1,161 units. FY 2012 six-month net signed contracts of $1.2 billion and 1,942 units increased 48% in dollars and 36% in units, compared to FY 2011's same period results of $808.1 million and 1,427 units.

Toll Brothers ended FY 2012's second quarter with 230 selling communities, compared to 203 at FY 2011's second-quarter end. The Company now expects to end FY 2012 with between 230 and 245 selling communities, a slight decrease from its previous range of guidance: This is attributable to the faster sell-out of certain communities than previously projected due to stronger demand. The Company ended FY 2012's second quarter with approximately 39,500 lots owned and optioned, compared to 39,700 in the previous quarter and 35,900 one year ago.

Toll Brothers ended FY 2012's second quarter with a net-debt-to-capital ratio(1) of 26.9%, compared to 13.6% at FY 2011's second-quarter end.  The Company ended FY 2012's second quarter with $927 million of cash and marketable securities, compared to $719 million at FY 2012's first-quarter end and $1.25 billion at FY 2011's second-quarter end. The increase in cash between FY 2012's first and second quarters reflected the Company's issuance of $300 million of senior notes due in FY 2022, offset, in part, by the Company's use of $124 million for the purchase of land. At FY 2012's second-quarter end, the Company had $819 million available under its $885 million 12-bank credit facility, which matures in October 2014.

Douglas C. Yearley, Jr., Toll Brothers' chief executive officer, stated: "It appears that the housing market has moved into a new and stronger phase of recovery as we have experienced broad-based improvement across most of our regions over the past six months. The spring selling season has been the most robust and sustained since the downturn began. Even now, for the first three weeks of May, our non-binding reservation deposits, a leading indicator of future contracts, are running 39% ahead on a gross basis, and 23% ahead on a per-community basis, compared to last year's same May period.

"We believe we are benefiting from the release of five years of pent-up demand and reduced competition in our luxury niche. We believe our brand name, our well-located communities, and our demonstrated reliability during the downturn are enabling us to attract more buyers and grow at a faster pace than the housing market in general.

"Based on the experience of the past several years, we still believe buyer confidence, although improved, is fragile. Certainly, a better employment picture, encouraging housing data, more stories of multiple bidders competing

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for homes and a generally positive economic tone are helping. While domestic and global "headline risk" remains a concern in potentially undermining buyer confidence, with mortgage rates at historic lows and inventory supplies dropping in many markets, we are feeling better than we have at any time in the past five years.”

Martin P. Connor, Toll Brothers' chief financial officer, stated: “Higher sales paces coupled with cost-saving and other initiatives undertaken during the downturn, are starting to translate into positive financial results. Impairments in the first six months of FY 2012 have moderated and our SG&A as a percentage of revenues is trending positively. Gross margins were steady this quarter, compared to the previous quarter, as the dampening impact of purchase accounting on our Seattle deliveries was offset by higher-margin deliveries from our new urban mid-rise project, 1450 Washington, in Hoboken, New Jersey. We also generated $5.2 million of pre-tax income from investments in various distressed asset portfolios by our Gibraltar Capital and Asset Management subsidiary.

“Our strong balance sheet and access to capital continue to give us advantages over the smaller private builders with whom we compete in the luxury sector. This quarter we raised $300 million of ten-year senior debt at 5.875%, which we will put to work to support future growth.

“Subject to the caveats in our Statement on Forward-Looking Information included in this release, we offer the following limited guidance:

“We ended FY 2012's second quarter with a backlog of 2,403 homes and currently estimate that we will deliver between 2,700 and 3,200 homes in FY 2012.  We believe the average delivered price for the next two quarters will be between $560,000 and $580,000 per home, and we expect to deliver approximately 10% more homes in FY 2012's fourth quarter than in FY 2012's third quarter.”

Robert I. Toll, executive chairman, stated: “In some locations, it is no longer a buyer's market; in a few locations it's even a seller's market. We would like to say ‛We're back', but we need a little more confirmation: Nonetheless, it sure feels good, compared to the desert we've just crossed.”

The financial highlights for the second quarter and six months ended April 30, 2012 (unaudited):

▪
FY 2012's second-quarter net income was $16.9 million, or $0.10 per share, compared to FY 2011's second-quarter net loss of $20.8 million, or $0.12 per share. FY 2012's second-quarter net income included $2.0 million of pre-tax inventory write-downs and a $1.6 million recovery of prior joint venture impairments. In FY 2011, second-quarter pre-tax inventory write-downs and joint venture impairments totaled $32.5 million including $19.6 million of joint venture impairments.

▪	FY 2012's second-quarter pre-tax income was $15.6 million, compared to FY 2011's second-quarter pre-tax loss of $31.5 million.

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▪	Excluding write-downs and joint venture impairments and recoveries, FY 2012's second-quarter pre-tax income was $16.1 million, compared to FY 2011's second-quarter pre-tax income of $1.0 million.

▪	FY 2012's six-month net income was $14.1 million, or $0.08 per share, compared to FY 2011's six-month net loss of $17.4 million, or $0.10 per share.

▪
FY 2012's six-month net income included $10.1 million of pre-tax inventory write-downs and a $1.6 million recovery of prior joint venture impairments: $9.0 million of the inventory write-downs was attributable to operating communities, $0.9 million to land owned for future communities, and $0.2 million to land controlled for future communities. In FY 2011, six-month pre-tax write-downs totaled $57.6 million including $39.6 million in joint venture impairments.

▪	FY 2012's six-month pre-tax income was $9.2 million, compared to FY 2011's six-month pre-tax loss of $48.5 million.

▪
Excluding write-downs and joint venture recoveries, FY 2012's six-month pre-tax income was $17.8 million, compared to pre-tax income of $9.1 million for FY 2011's six-month period, excluding write-downs and joint venture impairments.

▪
The Company recorded a FY 2012 second-quarter tax benefit of $1.2 million and a six-month tax benefit of $4.8 million, compared to a $10.7 million tax benefit in FY 2011's second quarter and a $31.2 million tax benefit in FY 2011's six-month period.

▪	FY 2012's second-quarter total revenues of $373.7 million and 671 units increased 17% in dollars and 14% in units from FY 2011's second-quarter total revenues of $319.7 million and 591 units.

▪	FY 2012's second-quarter gross margin, excluding interest and write-downs, improved to 23.2% from 23.0% in FY 2011's second quarter.

▪	Interest included in cost of sales decreased to 4.7% of revenues in FY 2012's second quarter from 5.4% of revenues in FY 2011's second quarter, as delivering inventory was held for shorter periods.

▪	FY 2012's six-month total revenues of $695.6 million and 1,235 units rose 6% in both dollars and units, compared to FY 2011's same period totals of $653.8 million and 1,161 units.

▪
The Company signed gross contracts of $773.0 million and 1,322 units in FY 2012's second quarter, an increase of 48% in dollars and 44% in units, compared to $521.1 million and 915 gross contracts signed in FY 2011's second quarter.

▪
The Company signed 2,017 gross contracts totaling $1.24 billion in FY 2012's first six months, an increase of 35% and 47%, respectively, in units and dollars, compared to the 1,496 gross contracts totaling $847.0 million signed in FY 2011's six-month period.

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▪
The average price per unit of gross contracts signed in FY 2012's second quarter was approximately $585,000, compared to approximately $677,000 in FY 2012's first quarter and $570,000 in FY 2011's second quarter.

▪
The Company's FY 2012 second-quarter net contracts of $754.7 million and 1,290 units rose by 51% and 47%, respectively, compared to FY 2011's second-quarter net contracts of $500.9 million and 879 units.

▪
On a per-community basis, FY 2012's second-quarter net signed contracts were 5.61 units per community, compared to second quarter totals of 4.35 in FY 2011, 4.32 units in FY 2010 and 2.33 units in FY 2009. FY 2012's second quarter total was the highest for any second quarter since FY 2006: However, it was still approximately 19% below the Company's 10-year historical second-quarter average per community of 6.92 units.

▪
The Company's FY 2012 six-month net contracts of $1.20 billion and 1,942 units increased by 48% and 36%, respectively, compared to net contracts of $808.1 million and 1,427 units in FY 2011's six-month period.

▪
The average price per unit of net contracts signed in FY 2012's second quarter was approximately $585,000, compared to approximately $682,000 in FY 2012's first quarter and $570,000 in FY 2011's second quarter. FY 2012's first quarter contracts were positively impacted by 16 contracts signed at an average price of $4.1 million at The Touraine, the Company's 22-unit boutique condominium building under construction on Manhattan's Upper East Side. Excluding the Touraine, the average price of net signed contracts in FY 2012's second quarter was down 2% sequentially, compared to $596,000 in FY 2012's first quarter.

▪	In FY 2012, second-quarter cancellations totaled 32. This compared to 43 in FY 2012's first quarter, and 55, 57, 36, and 33, respectively, in FY 2011's fourth, third, second and first quarters.

▪
FY 2012's second-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 2.4%. This compared to 6.2% in FY 2012's first quarter, and 7.9%, 7.4%, 3.9%, and 5.7%, respectively, in FY 2011's fourth, third, second and first quarters. As a percentage of beginning-quarter backlog, FY 2012's second-quarter cancellation rate was 1.8%. This compared to 2.6% in FY 2012's first quarter, and 3.1%, 3.2%, 2.4% and 2.3%, respectively, in FY 2011's fourth, third, second and first quarters.

▪	In FY 2012, second-quarter-end backlog of $1.5 billion and 2,403 units increased 49% in dollars and 37% in units from FY 2011's second-quarter-end backlog of $1.0 billion and 1,760 units.

▪
The average price of FY 2012's second-quarter-end backlog units was $624,000, compared to $572,000 at FY 2011's second-quarter end. The average price of FY 2012's second-quarter end backlog was nearly identical to the average price of FY 2012's first-quarter end backlog of $626,000.

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FY 2012's second- and first-quarter end backlogs was positively impacted by 20 units in backlog at an average price of $3.8 million at the Touraine. The Touraine is expected to deliver units in the Company's first half of FY 2013. Excluding the Touraine, the average price of backlog units at FY 2012's second-quarter end was $597,000, up 4%, compared to FY 2011's second-quarter-end backlog average price, and up 1% sequentially, compared to $591,000 in FY 2012's first-quarter end backlog, excluding the Touraine.

▪
In FY 2012's second quarter, unconsolidated entities in which the Company had an interest delivered $24.0 million of homes, compared to $52.3 million in the second quarter of FY 2011. In FY 2012's first six months, unconsolidated entities in which the Company had an interest delivered $47.5 million of homes, compared to $131.3 million in the same six-month period of FY 2011. The Company recorded its share of the results from these entities' operations in “Income (Loss) from Unconsolidated Entities” on the Company's Statement of Operations.

▪
In FY 2012's second quarter, unconsolidated entities in which the Company had an interest signed agreements for $38.2 million of homes, compared to $75.5 million in the second quarter of FY 2011. In FY 2012's first six months, unconsolidated entities in which the Company had an interest signed agreements for $59.7 million of homes, compared to $99.7 million in the same six-month period of FY 2011.

▪
In FY 2012's second quarter and first six months, the Company's Gibraltar Capital and Asset Management subsidiary reported pre-tax income of $5.2 million and $6.9 million respectively, compared to FY 2011's second quarter and first six month results of $0.9 million and $1.1 million.

▪
The Company ended its FY 2012 second quarter with $927 million in cash and marketable securities, compared to $719 million at 2012's first-quarter end and $1.25 billion at FY 2011's second-quarter end. The increase in cash between FY 2012's first and second quarters reflected the Company's issuance of $300 million of senior notes due in FY 2022, offset, in part, by the Company's use of $124 million for the purchase of land. At FY 2012's second-quarter end, it had $819 million available under its $885 million 12-bank credit facility, which matures in October 2014.

▪	The Company's Stockholders' Equity at FY 2012's second-quarter end increased to $2.63 billion, compared to $2.60 billion at FY 2012's first-quarter end.

▪	The Company ended FY 2012's second quarter with a net-debt-to-capital ratio(1) of 26.9%, compared to 25.0% at FY 2012's first-quarter end and 13.6% at FY 2011's second-quarter end.

▪
The Company ended FY 2012's second quarter with approximately 39,500 lots owned and optioned compared to 39,700 one quarter earlier, 35,900 one year earlier and 91,200 at its peak at FY 2006's second-quarter end. At 2012's second-quarter end, approximately 32,300 of these lots were owned, of which approximately 12,100 lots, including those in backlog, were substantially improved.

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▪
The Company ended FY 2012's second quarter with 230 selling communities, compared to 228 at FY 2012's first-quarter end and 203 at FY 2011's second-quarter end. The Company now expects to end FY 2012 with between 230 to 245 selling communities, a slight decrease from its previous range of guidance: This is due to increased sales paces resulting in the sell-out of certain communities more quickly than previous projected. This compares to its peak of 325 communities at FY 2007's second-quarter end.

▪
Based on FY 2012's second-quarter-end backlog and the pace of activity at its communities, the Company currently estimates it will deliver between 2,700 and 3,200 homes in FY 2012. It believes the average delivered price for FY 2012's final two quarters will be between $560,000 and $580,000 per home. The Company expects to deliver approximately 10% more homes in FY 2012's fourth quarter than in FY 2012's third quarter.

(1)
Net debt-to-capital is calculated as total debt minus mortgage warehouse loans minus cash and marketable securities, divided by total debt minus mortgage warehouse loans minus cash and marketable securities plus stockholders' equity.

Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by CEO Douglas C. Yearley, Jr. at 2:00 p.m. (EDT) today, May 23, 2012 to discuss these results and its outlook for the remainder of FY 2012. To access the call, enter the Toll Brothers website, click on the Investor Relations page, and select "Conference Calls." Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.

The call can be heard live with an online replay which will follow. Podcast (iTunes required) and MP3 format replays will be available approximately 48 hours after the conference call via the "Conference Calls" section of the Investor Relations portion of the Toll Brothers website.

Toll Brothers, Inc. is the nation's leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol "TOL." The Company serves move-up, empty-nester, active-adult, and second-home buyers and operates in 20 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Texas, Virginia, and Washington.

Toll Brothers builds an array of luxury residential communities, principally on land it develops and improves: single-family detached and attached home communities, master planned resort-style golf communities, and urban low-,

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mid- and high-rise communities. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, and landscape subsidiaries. The Company also operates its own lumber distribution, house component assembly, and manufacturing operations. The Company acquires and develops commercial properties through Toll Commercial and its affiliate, Toll Brothers Realty Trust, and purchases distressed loan and real estate asset portfolios through its wholly owned subsidiary, Gibraltar Capital and Asset Management.

Toll Brothers is honored to have won the three most coveted awards in the homebuilding industry: America's Best Builder from the National Association of Home Builders, the National Housing Quality Award, and Builder of the Year. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit www.tollbrothers.com.

Certain information included in this release is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to: anticipated operating results; anticipated financial performance, resources and condition; selling communities; home deliveries; average home prices; consumer demand and confidence; contract pricing; business and investment opportunities; and market and industry trends.

Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include, among others: local, regional, national and international economic conditions; fluctuating consumer demand and confidence; interest and unemployment rates; changes in sales conditions, including home prices, in the markets where we build homes; conditions in our newly entered markets and newly acquired operations; the competitive environment in which we operate; the availability and cost of land for future growth; conditions that could result in inventory write-downs or write-downs associated with investments in unconsolidated entities; the ability to recover our deferred tax assets; the availability of capital; uncertainties in the capital and securities markets; liquidity in the credit markets; changes in tax laws and their interpretation; effects of governmental legislation and regulation; the outcome of various legal proceedings; the availability of adequate insurance at reasonable cost; the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, and the applicability and sufficiency of our insurance coverage; the ability of customers to obtain financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of raw materials; construction delays; domestic and international political events; and weather conditions. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Any or all of the forward-looking statements included in this release are not guarantees of future performance and may turn out to be inaccurate. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	April 30, 2012	October 31, 2011
	(Unaudited)
ASSETS
Cash and cash equivalents	$709,038	$906,340
Marketable securities	218,434	233,572
Restricted cash	47,398	19,760
Inventory	3,767,877	3,416,723
Property, construction and office equipment, net	100,724	99,712
Receivables, prepaid expenses and other assets	143,857	105,576
Mortgage loans receivable	50,527	63,175
Customer deposits held in escrow	31,068	14,859
Investments in and advances to unconsolidated entities	200,292	126,355
Investment in non-performing loan portfolios and foreclosed real estate	95,870	69,174
	$5,365,085	$5,055,246

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$103,880	$106,556
Senior notes	1,791,942	1,490,972
Mortgage company warehouse loan	45,397	57,409
Customer deposits	128,921	83,824
Accounts payable	106,747	96,817
Accrued expenses	457,274	521,051
Income taxes payable	99,107	106,066
Total liabilities	2,733,268	2,462,695

Equity:
Stockholders’ Equity
Common stock	1,687	1,687
Additional paid-in capital	399,382	400,382
Retained earnings	2,248,337	2,234,251
Treasury stock, at cost	(20,395)	(47,065)
Accumulated other comprehensive loss	(3,382)	(2,902)
Total stockholders' equity	2,625,629	2,586,353
Noncontrolling interest	6,188	6,198
Total equity	2,631,817	2,592,551
	$5,365,085	$5,055,246

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TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Six Months Ended April 30,		Three Months Ended April 30,
	2012	2011	2012	2011
Revenues	$695,636	$653,791	$373,681	$319,675

Cost of revenues	578,429	558,319	306,821	276,354
Selling, general and administrative	137,893	128,301	68,256	67,050
Interest expense	—	1,504	—	392
	716,322	688,124	375,077	343,796

Loss from operations	(20,686)	(34,333)	(1,396)	(24,121)
Other:
Income (loss) from unconsolidated entities	13,676	(22,345)	6,989	(11,343)
Interest and other	16,251	8,147	10,056	3,980
Income (loss) before income tax benefit	9,241	(48,531)	15,649	(31,484)
Income tax benefit	(4,845)	(31,175)	(1,223)	(10,711)
Net income (loss)	$14,086	$(17,356)	$16,872	$(20,773)
Income (loss) per share:
Basic	$0.08	$(0.10)	$0.10	$(0.12)
Diluted	$0.08	$(0.10)	$0.10	$(0.12)
Weighted average number of shares:
Basic	166,652	166,794	166,994	166,910
Diluted	167,821	166,794	168,535	166,910

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TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
($ Amounts in thousands)
(unaudited)

	Six Months Ended April 30,		Three Months Ended April 30,
	2012	2011	2012	2011
Impairment charges (recoveries) recognized:
Cost of sales	$10,128	$18,048	$2,008	$12,922
Loss from unconsolidated entities	(1,621)	39,600	(1,621)	19,600
	$8,507	$57,648	$387	$32,522

Depreciation and amortization	$6,238	$7,403	$3,387	$3,659
Interest incurred	$60,468	$58,434	$31,568	$28,718
Interest expense:
Charged to cost of sales	$33,989	$35,382	$17,668	$17,300
Directly charged to statement of operations		1,504		392
Charged to interest and other	1,582	318	1,582	248
Interest reclassified to property, construction and office equipment		3,000
Capitalized interest on investments in unconsolidated entities	1,137		1,137
Total	$36,708	$40,204	$20,387	$17,940

Home sites controlled:
Owned	32,275	30,541
Optioned	7,202	5,394
	39,477	35,935

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Toll Brothers operates in four geographic segments:

North:    Connecticut, Illinois, Massachusetts, Michigan, Minnesota,
New Jersey and New York
Mid-Atlantic:    Delaware, Maryland, Pennsylvania and Virginia

South:	Florida, North Carolina, South Carolina and Texas
West:    Arizona, California, Colorado, Nevada, and Washington

	Three Months Ended April 30,		Three Months Ended April 30,
	Units		$ (Millions)
	2012	2011	2012	2011
HOME BUILDING REVENUES
North	200	167	$111.1	$84.6
Mid-Atlantic	190	184	103.6	99.6
South	143	124	82.4	66.5
West	138	116	76.6	69.0
Total consolidated	671	591	$373.7	$319.7

CONTRACTS
North	326	224	$189.8	$125.3
Mid-Atlantic	374	281	206.4	154.6
South	251	219	161.6	128.4
West	339	155	196.9	92.6
Total consolidated	1,290	879	$754.7	$500.9

BACKLOG
North	743	561	$488.9	$291.3
Mid-Atlantic	674	583	395.2	344.3
South	574	402	362.2	228.9
West	412	214	252.2	141.9
Total consolidated	2,403	1,760	$1,498.5	$1,006.4

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	Six Months Ended April 30,		Six Months Ended April 30,
	Units		$ (Millions)
	2012	2011	2012	2011
HOME BUILDING REVENUES
North	337	316	$186.7	$167.1
Mid-Atlantic	369	363	204.4	203.4
South	278	239	158.8	128.4
West	251	243	145.7	154.9
Total consolidated	1,235	1,161	$695.6	$653.8

CONTRACTS
North	527	356	$368.3	$199.1
Mid-Atlantic	556	471	310.7	263.3
South	410	345	257.8	197.6
West	449	255	262.6	148.1
Total consolidated	1,942	1,427	$1,199.4	$808.1

Unconsolidated entities:

Information related to revenues and contracts of entities in which we have an interest for the three-month and six-month periods ended April 30, 2012 and 2011, and for backlog at April 30, 2012 and 2011 is as follows:

	2012	2011	2012	2011
	Units	Units	$(Mill)	$(Mill)
Three months ended April 30,
Revenues	25	63	$24.0	$52.3
Contracts	42	83	$38.2	$75.5

Six months ended April 30,
Revenues	53	171	$47.5	$131.3
Contracts	67	111	$59.7	$99.7

Backlog at April 30,	40	66	$33.2	$59.6

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